UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

Yinfu Gold Corporation

(Exact Name of Registrant as Specified in Charter)

Wyoming	333-152242	20-8531222
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2611, Langham Place Office Tower, 8 Argyle St., Mongkok, Kowloon, Hong Kong

 (Address of Principal Executive Offices) (Zip Code)

852 2251 1695

Registrant’s telephone number, including area code

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective October 31, 2014, Yinfu Gold Corporation (the “Company has accepted the resignation of Mr. Tsap Wai Ping from his position as President, CEO and as sole director of the Company. Mr. Tsap Wai Ping has served on the Board since June 6, 2012.

On October 31, 2014 the Company announced the appointment of Mr. Wang Binggang as the Company’s President and as its sole Director.

Wang Binggang graduated with a Bachelor’s degree in English from Fujian Normal University in 1993. From September 2000 to December 2005 he served as vice president of technical schools in Quanzhou, Fujian Province. He was responsible for vocational education, staff training, team building and corporate culture development. From January 2006 to November 2008 he worked with China Sea Profit Group as the Quanzhou branch general manager. His responsibilities included crew training, maritime services, maritime network technology, supply chain finance. From January 2009 to December 2012 he was the general manager of East China Sea Ying International Groups. He was responsible for crew training, crew labor and other marine services.

Effective November 12, 2014, Yinfu Gold Corporation (the “Company has accepted the resignation of Mr. Wang Binggang from his position as President, CEO and as the sole director of the Company. Mr. Wang Binggang has served on the Board since October 31, 2012.

Effective November 12, 2014 the Company announced the appointment of Mr. Liu Jun as the Company’s President and as its sole Director.

Mr. Liu Jun graduated from the Harbin Institute of Technology Department of Applied Physics with a Bachelor’s degree and is a Distinguished Member of the Chinese Academy of e-government experts. In October 2009, he won the “China Outstanding Innovative Entrepreneur” award.

Since March 2003 to the present, he has served as a Director of the sub-center for the State Government Online Project Service Center in Shenzhen and since August 2011 he has also served as honorary vice president of Sichuan Vocational Institute of Media Culture and Media Department of visiting professors.

Mr. Liu Jun also currently serves on the Expert Committee of E-commerce for several Universities and is Honorary Vice Headmaster and visiting professor in Shi Chuan Culture and Media College.

From May 2008 to December 2009 he served as Chairman and President of Morgan Networks one of the first online shopping centers in China. In December of 2008, Morgan Networks launched a new service product: Morgan RTGS (Real Time Gross Settlement) system. It solved the problem of the delay in the settlement of payments to each business party and promoted the efficiency of cash settlement. Mr. Liu Jun served as chairman and chief executive at Morgan network and was responsible for the company’s operations and management as well as dealing directly with foreign and institutional investors.

Beginning in December 2001 he funded and founded a startup e-commerce company called the B2B.cn Group. Within six years it had developed into a company with twelve branches and two thousand employees. In December 2007 it was acquired by the Softbank SAIF Investment Company. He was responsible for all aspects of the company’s management, organization, planning and guidance.

In December 2000, he was appointed as head of marketing at Alibaba Group. Alibaba Group, is an international Internet company that was created by Jack Ma. Alibaba was listed in September 2014 on the NYSE. Alibaba was founded in 2000 and soon began to open branches around China. As market head, Liu Jun opened Alibaba’s first branch offices in Southern China. He served in that position until December 2001.

In February 2000 Liu Jun was appointed as the vice president of the ZhongHua Unit Network, an information company providing various types of supply and demand information for Chinese enterprises.  Three months later in May 2000 he was promoted as president. He was responsible for the overall management of the company’s operations, and China national markets. He served with the company until December 2000.

From January 1999 to February 2000 he was the project manager and assistant to the president for the inauguration of the Dongli Group one of China’s largest Internet companies. His function was to assist the president with daily work management and internal and external coordination and supervision of all projects.

Item 9.01 Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 14, 2014

YINFU GOLD CORPORATION

/s/ Liu Jun
Liu Jun
President, Director